Exhibit 15

To the Board of Directors and Shareholders of MSCI Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated financial condition of MSCI Inc. and subsidiaries as of March 31, 2011 and December 31, 2010; the related condensed consolidated statements of income for the three-month periods ended March 31, 2011 and February 28, 2010 and the one-month period ended December 31, 2010, as indicated in our report dated May 6, 2011; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, is incorporated by reference in Registration Statement No. 333-167624 on Form S-8, Registration Statement No. 333-147540 on Form S-8, Registration Statement No. 333-165888 on Form S-8 and Registration Statement No. 333-159311 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements referred to above prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York

May 6, 2011